UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
___________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) August 13, 2014

TEREX CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-10702	34-1531521
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

200 Nyala Farm Road, Westport, Connecticut	06880
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (203) 222-7170

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

Terex Corporation and certain of its subsidiaries (collectively, “Terex” or the “Company”) entered into a Credit Agreement (the “New Credit Agreement”) dated as of August 13, 2014, with the lenders party thereto (the “New Lenders”) and Credit Suisse AG, as administrative agent and collateral agent. The co-lead arrangers for the New Credit Agreement were Credit Suisse Securities (USA) LLC, Goldman Sachs Bank USA, RBS Securities Inc. and Commerzbank Aktiengesellschaft.

The New Credit Agreement provides Terex with a senior secured revolving line of credit of up to $600 million that is available through August 13, 2019, a $230 million senior secured term loan and a €200 million senior secured term loan, which will both mature on August 13, 2021. The New Credit Agreement allows unlimited incremental commitments, which may be extended at the option of the existing or new lenders and can be in the form of revolving credit commitments, term loan commitments, or a combination of both as long as the Company satisfies a senior secured debt financial ratio contained in the New Credit Agreement.

The New Credit Agreement requires the Company to comply with a number of covenants. The covenants limit, in certain circumstances, the Company’s ability to take a variety of actions, including but not limited to: incur indebtedness; create or maintain liens on its property or assets; make investments, loans and advances; repurchase shares of its Common Stock; engage in acquisitions, mergers, consolidations and asset sales; redeem debt; and pay dividends and distributions. If the Company’s borrowings under its revolving line of credit are greater than 30% of the total revolving credit commitments, the New Credit Agreement requires the Company to comply with certain financial tests, as defined in the New Credit Agreement. If applicable, the minimum required levels of the interest coverage ratio would be 2.5 to 1 and the maximum permitted levels of the senior secured leverage ratio would be 2.75 to 1.0. The New Credit Agreement also contains customary default provisions.

Furthermore, the Company and certain of its subsidiaries agreed to take certain actions to secure borrowings under the New Credit Agreement. As a result, on August 13, 2014, Terex and certain of its subsidiaries entered into a Guarantee and Collateral Agreement with Credit Suisse AG, as collateral agent for the New Lenders, granting security and guarantees to the New Lenders for amounts borrowed under the New Credit Agreement. Pursuant to the Guarantee and Collateral Agreement, Terex is required to (a) pledge as collateral the capital stock of the Company’s material domestic subsidiaries and 65% of the capital stock of certain of the Company’s material foreign subsidiaries, and (b) provide a first priority security interest in substantially all of the Company’s domestic assets.

Credit Suisse AG, or its affiliates, and certain New Lenders, or their affiliates, are party to other agreements with the Company and its subsidiaries, including the provision of commercial banking, investment banking, trustee and/or other financial services in the ordinary course of business of the Company and its subsidiaries.

The foregoing summary is qualified in its entirety by reference to the New Credit Agreement, a copy of which is attached hereto and incorporated by reference herein as Exhibit 10.1 to this Current Report on Form 8-K, and to the Guarantee and Collateral Agreement, a copy of which is attached hereto and incorporated by reference herein as Exhibit 10.2 to this Current Report on Form 8-K. A copy of a press release announcing the Company’s entry into the New Credit Agreement is included as Exhibit 99.1 to this Form 8-K.

Item 1.02. Termination of a Material Definitive Agreement.

On August 13, 2014, in connection with the New Lenders’ funding under the New Credit Agreement and the Company’s entry into the Guarantee and Collateral Agreement, the Company terminated (i) its existing credit agreement, dated as of August 5, 2011, as amended (the “Old Credit Agreement”), among Terex, certain of its subsidiaries, the lenders thereunder and Credit Suisse AG, as administrative agent and collateral agent, (ii) its existing guarantee and collateral agreement, dated as of August 11, 2011, among Terex, certain of its subsidiaries, and Credit Suisse AG, as collateral agent (the “Old Guarantee Agreement”), and (iii) agreements and documents related to (i) and (ii).

Under the Old Credit Agreement, the Company maintained a senior secured revolving line of credit of up to $500 million that was available through April 2016. The Old Credit Agreement also included provisions for senior secured term borrowings, with balances of $340.6 million and €112.6 million that were set to mature in April 2017. Terex and certain of its domestic subsidiaries provided security and guarantees to the lenders under the Old Guarantee Agreement.

Certain lenders, or their affiliates, under the Old Credit Agreement are party to other agreements with the Company and its subsidiaries, including the New Credit Agreement and the provision of commercial banking, investment banking, trustee and/or other financial services in the ordinary course of business of the Company and its subsidiaries.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

10.1    Credit Agreement dated as of August 13, 2014, among Terex Corporation, the Lenders named therein and Credit Suisse AG, as Administrative Agent and Collateral Agent.

10.2    Guarantee and Collateral Agreement dated as of August 13, 2014, among Terex Corporation, certain of its subsidiaries, and Credit Suisse AG, as Collateral Agent.

99.1    Press release of Terex Corporation issued on August 13, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 15, 2014

TEREX CORPORATION

By: /s/ Eric I Cohen
Eric I Cohen Senior Vice President, Secretary and General Counsel